UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.03.  Material Modification to Rights of Security Holders.

On November 18, 2010, Accuride Corporation (the “Company”) filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Certificate of Amendment”) effecting the 1-for-10 reverse stock split of its common stock. The Certificate of Amendment was approved by the Company’s stockholders and convertible noteholders at a special meeting of stockholders held at 8:00 a.m., New York City time, on November 18, 2010 (the “Special Meeting”). The Certificate of Amendment was previously approved by the Board of Directors of the Company on October 5, 2010.

Pursuant to the reverse stock split, the Company’s stockholders will receive one share of the Company’s post-split common stock for every 10 shares of pre-split common stock held prior to the effectiveness of the reverse stock split and, if entitled, cash in lieu of any fractional share that would otherwise be issuable. The reverse stock split impacts all stockholders proportionately and will not impact any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in some of the Company’s stockholders owning a fractional share.

As a result of the reverse stock split, the conversion rate of the Company’s 7.5% Senior Convertible Notes due 2020 (the “Convertible Notes”) will be adjusted proportionately from 1,407.2343 shares of common stock per $1,000 principal amount of Convertible Notes to 140.7234 shares of common stock per $1,000 principal amount of Convertible Notes. The reverse stock split impacts all convertible noteholders proportionally. The exercise price and the number shares issuable upon exercise of the Company’s outstanding warrants, as well as the number of equity instruments issuable pursuant to the Company’s equity incentive plans, were also proportionately adjusted.

The amendment reduced the number of shares of the Company’s common stock outstanding from approximately 126.3 million to approximately 12.6 million and reduced the number of shares of common stock issuable upon conversion of the Convertible Notes outstanding from approximately 204.4 million to approximately 20.4 million, which does not give effect to the Company’s ongoing Conversion Offer for the Convertible Notes. In addition, the amendment reduced the total number of shares of common stock that the Company is authorized to issue from 800,000,000 to 80,000,000 and reduced the total number of shares of preferred stock that the Company is authorized to issue from 100,000,000 to 10,000,000.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the following matters were considered:

1.                                       The approval of an amendment to the Company’s amended and restated certificate of incorporation to implement a reverse stock split of the Company’s common stock at an exchange ratio of 1-for-10 and the related proportional decrease in the number of authorized shares of the Company’s common stock and preferred stock.

2.                                       The approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the Special Meeting to approve the amendment to the Company’s certificate of incorporation.

The record date for the Special Meeting was October 13, 2010. The Company’s stockholders and convertible noteholders of record, as of the record date, were entitled to vote at the Special Meeting. As of the record date, there were 126,295,024 shares of common stock outstanding and $145,250,001 aggregate principal amount of Convertible Notes outstanding, which was convertible into a total of approximately 204,400,783 shares of common stock. Therefore, the total voting power of the Company as of the record date and at the Special Meeting was approximately 330,695,807 votes.

At the Special Meeting, approximately 217,425,040 voting shares were represented, in person or by proxy, which represented approximately 65.7% of the Company’s total voting power, consisting of approximately 93,729,178 shares of common stock and $87,899,977 aggregate principal amount of Convertible Notes, which was convertible into a total of approximately 123,695,862 shares of common stock. The voting results are set forth below:

(1)          Reverse Stock Split Proposal:

For	Against	Abstain
216,730,415	693,455	1,170

The affirmative vote of holders of at least a majority of the Company’s total voting power was required for adoption of the Certificate Amendment. The reverse stock split was approved with 65.5% of the Company’s total voting power voting in favor of the reverse stock split. Therefore, no vote was necessary with respect to proposal number 2.

Item 7.01.  Regulation FD Disclsoure.

This information is furnished pursuant to Item 7.01 of this Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Exchange Act.  By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

On November 18, 2010, the Company issued a press release announcing approval and effectiveness of the reverse stock split, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

3.1                           Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated November 18, 2010.

99.1                     Press release, dated November 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	November 18, 2010	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated November 18, 2010

99.1	Press release, dated November 18, 2010.